Exhibit 99.1

Rogers Corporation Reports 2009 Second Quarter Results

ROGERS, Conn.--(BUSINESS WIRE)--August 3, 2009--Rogers Corporation (NYSE:ROG) announced today second quarter 2009 revenues of $67.4 million and a net loss of $4.31 per share. As reported in the press release dated July 27, 2009 included in the net loss for the quarter are net special charges of $67.2 million or $4.29 per share. Without the net special charges the non-GAAP results for the quarter were a loss of $0.02 per share. The Company’s May 4, 2009 guidance was $68 to $73 million in sales and a loss of $0.26 to $0.36 per share, including approximately $3.0 million or $0.16 per share of special charges. Second quarter 2008 revenues were $92.4 million with net earnings of $0.41 per diluted share from continuing operations. A reconciliation of GAAP to non-GAAP operating results for the second quarter 2009 is included at the end of this release.

High Performance Foams

High Performance Foams sales were $25.4 million for the second quarter of 2009, down 14.8% from the second quarter 2008 sales of $29.8 million. Compared to 2008, sales were lower across many market segments due to the ongoing global economic recession. Sales into the consumer electronics market segment, including portable handset applications, improved during the second quarter versus the previous quarter, as the severe supply chain inventory corrections that marked the first quarter were largely completed. Sales into the sports, leisure and apparel markets showed significant improvement in the quarter as customers introduced new products using the Company's materials. The integration of the recently acquired MTI Global Inc.’s silicone foam product lines is currently on schedule and is expected to be completed by the end of the year.

Printed Circuit Materials

Sales of Printed Circuit Materials for the quarter totaled $24.5 million, down 16.9% from the $29.5 million reported in the second quarter of 2008. Sales into the wireless infrastructure market were down on the overall worldwide softness in this market and lack of 3G program awards in China for the expected infrastructure build-out in the second half of 2009. These awards have now been issued, and the Company expects a related sales increase in the second half of 2009. Demand increased for high frequency circuit materials for low noise block-down converters into the satellite TV market this quarter, on greater activity in the US and China. High frequency circuit material sales into the defense and high reliability markets remain steady. Additionally, the Company has decided to exit the flexible laminate product lines manufactured in Arizona, which have been in decline in recent years as the products were commoditized.

Custom Electrical Components

Custom Electrical Components sales for the second quarter were $12.2 million, compared to sales of $24.6 million reported in the second quarter of 2008. This quarter-over-quarter decrease in sales is directly related to the previously announced decline in the demand for electroluminescent (EL) lamps for keypad backlighting in the portable communications market. Power Distribution System products continued to have steady demand in traction systems for the mass transit market.

Joint Ventures

Rogers’ 50% owned joint ventures had quarterly sales totaling $23.2 million, a decrease of 20.5% compared to the $29.2 million sold in the second quarter of 2008. The decrease in sales at the Company’s joint ventures for the second quarter 2009 were a result of a combination of declines in consumer electronics, excess inventory throughout the supply chain, and a softness in the hard disk drive and cell phone markets. However, operating results at Rogers’ joint ventures were slightly higher in the second quarter of 2009 as compared to the second quarter of 2008, even though sales volumes were significantly lower, due primarily to the strong performance of the Company’s foam joint ventures in China and Japan.

Operational Highlights

Rogers’ balance sheet ended the second quarter with a cash and short-term investment balance of $38.4 million and an auction rate securities balance of $42.4 million. During the second quarter the Company had approximately $1.4 million of such securities redeemed at par. Capital expenditures were approximately $3.6 million for the second quarter 2009 and are expected to be in the $16 million range for the year.

Rogers’ gross margin for the second quarter of 2009 was 25.3% versus 32.8% in the second quarter of 2008 which is due primarily to a 27.1% decline in quarter-over-quarter sales. Inventories at the end of the second quarter totaled $37.6 million versus $48.3 million at the end of the second quarter 2008 and $41.6 million at the end of 2008. The Company believes its tax rate will be in the range of 3% to 6% for the remainder of 2009.

During the first half of this year the Company reduced operating and overhead expenses for targeted annual savings of $34 million. As of June, all of the expense reduction initiatives were in place and the Company expects to realize the full benefit of these actions during the second half of 2009. These actions have substantially lowered the Company’s breakeven point to an annualized sales rate below $270 million.

Robert D. Wachob, Rogers’ President and CEO commented; “I believe the worst is behind us. We have completed our planned cost reduction efforts and have dealt with all the known asset impairments including the required current accounting treatment of our deferred tax assets. Additionally, we have exited some product lines that did not have significant future prospects. While these actions were necessary in today’s market we have not lost sight of the future and continue to introduce new products at a record pace and are funding over 30 new product development projects. I have confidence the future is bright for Rogers as the worldwide recession abates. For the third quarter we project sales of $68 to $73 million and earnings of $0.05 to $0.15 per share, which include $1 million or $0.06 per share of one-time integration costs associated with the silicone business assets the Company acquired during the second quarter.”

About Rogers Corporation

Rogers Corporation, headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut, Illinois and Virginia), Europe (Ghent, Belgium and Bremen, Germany) and Asia (Suzhou, China). In Asia, Rogers maintains sales offices in Japan, China, Taiwan, Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation, in Taiwan with Chang Chun Plastics Co., Ltd. and in the US with Mitsui Chemicals, Inc.

The world runs better with Rogers.® www.rogerscorp.com

Safe Harbor Statement

Statements in this news release other than historical facts, including without limitation statements regarding the Company’s business strategy, future results of operations and financial position, and plans and objectives of management, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and other risk factors described in the Company’s Form 10-K for the fiscal year ended December 31, 2008 with the Securities and Exchange Commission (SEC) and other Company filings with the SEC. All information in this press release is as of August 3, 2009 and Rogers undertakes no duty to update this information unless required by law.

Additional Information and August 4, 2009 Conference Call

For more information, please contact the Company directly, visit Rogers’ website on the Internet, or send a message by email.

Website Address: http://www.rogerscorp.com

Financial News Contact: Dennis M. Loughran, Vice President Finance and Chief Financial Officer

Phone: 860-779-5508

FAX: 860-779-4714

Investor Contact: William J. Tryon, Manager of Investor and Public Relations

Phone: 860-779-4037

FAX: 860-779-5509

Email: william.tryon@rogerscorporation.com

A conference call to discuss first quarter results will be held on Tuesday, August 4, 2009 at 9:00AM (Eastern Time).

The Rogers participants in the conference call will be:

Robert D. Wachob, President and CEO

Dennis M. Loughran, Vice President, Finance and CFO

Debra J. Granger, Vice President, Corporate Compliance and Controls

Robert M. Soffer, Vice President and Secretary

Ronald J. Pelletier, Corporate Controller

William J. Tryon, Manager of Investor and Public Relations

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM (Eastern Time), Tuesday, August 11, 2009. The passcode for the audio replay is 21881002.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com/. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

(Financial Statements Follow)

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	June 30, 2009	June 29, 2008	June 30, 2009	June 29, 2008
Net sales	$67,368	$92,432	$ 132,843	$190,471
Cost of sales	50,325	62,133	101,871	128,622
Gross margin	17,043	30,299	30,972	61,849

Selling and administrative expenses	18,809	18,166	35,551	35,920
Research and development expenses	4,244	5,921	9,714	11,201
Restructuring and impairment charges	15,127	-	17,922	-
Operating income (expense) net	(21,137)	6,212	(32,215)	14,728

Equity income (loss) in unconsolidated joint ventures	1,579	1,517	1,207	2,610
Other income (loss) less other charges	(228)	1,090	(302)	1,686
Net impairment losses	(472)	-	(472)	-
Interest income, net	111	590	286	1,430
Acquisition gain	2,908	-	2,908	-
Income (loss) from continuing operations before income taxes	(17,239)	9,409	(28,588)	20,454

Income tax expense	50,294	2,908	47,663	6,150
Income (loss) from continuing operations	(67,533)	6,501	(76,251)	14,304
Income (loss) from discontinued operations	-	395	-	412
Net income (loss)	$(67,533)	6,896	$ (76,251)	$14,716

Basic net income (loss) per share:
Income (loss) from continuing operations	$(4.31)	$0.42	$ (4.87)	$0.90
Income (loss) from discontinued operations, net	-	0.03	-	0.03
Net income (loss)	$(4.31)	$0.45	$ (4.87)	$0.93

Diluted net income (loss) per share:
Income (loss) from continuing operations	$(4.31)	$0.41	$ (4.87)	$0.90
Income (loss) from discontinued operations, net	-	0.03	-	0.03
Net income (loss)	$(4.31)	$0.44	$ (4.87)	$0.93

Shares used in computing:
Basic	15,673,924	15,529,891	15,655,985	15,831,709
Diluted	15,673,924	15,592,453	15,655,985	15,872,119

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	June 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$38,406	$70,170
Short–term investments	-	455
Accounts receivable, net	45,464	44,492
Accounts receivable from joint ventures	3,491	3,185
Accounts receivable, other	1,601	2,765
Inventories	37,603	41,617
Prepaid income taxes	1,819	1,579
Deferred income taxes	-	9,803
Asbestos-related insurance receivables	4,632	4,632
Assets held for sale	6,400	-
Other current assets	5,610	5,595
Total current assets	145,026	184,293

Property, plant and equipment, net	130,706	145,222
Investments in unconsolidated joint ventures	29,080	31,051
Deferred income taxes	-	37,939
Goodwill and other intangibles	10,361	9,634
Asbestos-related insurance receivables	19,416	19,416
Long-term marketable securities	42,374	42,945
Other long-term assets	5,003	4,933
Total assets	$381,966	$475,433

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$10,840	$11,619
Accrued employee benefits and compensation	18,849	23,378
Accrued income taxes payable	1,734	1,318
Asbestos-related liabilities	4,632	4,632
Other current liabilities	9,753	18,889
Total current liabilities	45,808	59,836

Noncurrent pension liability	35,678	43,683
Noncurrent retiree health care and life insurance benefits	7,793	7,793
Asbestos-related liabilities	19,644	19,644
Other long-term liabilities	8,745	8,333
Shareholders’ equity	264,298	336,144
Total liabilities and shareholders’ equity	$381,966	$475,433

Reconciliation of GAAP to Non-GAAP Operating Results Per Share for the Second Quarter 2009

GAAP loss per share	$ (4.31)
Less:
Valuation allowance on US deferred tax asset	(3.39)
Impairment of certain long-lived assets	(0.86)
Severance charges	(0.11)
Product liability claim	(0.12)
Incremental equity compensation expense	(0.11)
Other charges	(0.10)
Gain on acquisition of MTI Global assets	0.19
Tax benefit on foreign impairment charges	0.21
Non-GAAP loss per diluted share	$ (0.02)

CONTACT:
Rogers Corporation
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
FAX: 860-779-5509
Email: william.tryon@rogerscorporation.com